Exhibit 99.2

                 Vicor Announces V-I Chip License to Celestica

    ANDOVER, Mass.--(BUSINESS WIRE)--Oct. 20, 2003--Vicor Corporation (NASDAQ: VICR) today announced that it has entered into a non-exclusive license with Celestica Inc. to manufacture and sell the V-I Chip(TM) (VIC) Product Family. V-I Chips are the building blocks of the new Factorized Power Architecture (FPA) that Vicor announced this past April.
    V-I Chips deliver up to 240 Watts of power in a surface-mount
(SMD) ball-grid array (BGA) package occupying less than 0.25 cubic-inch of space, with power densities up to 960 Watts-per-cubic-inch -- five times better than competitive products. Available in both an "in-board" BGA configuration and an "on-board" leaded SMD configuration, and capable of efficiently delivering currents greater than 100A to the point-of-load, V-I Chips set new standards for conversion efficiency, fast response to dynamic loads and low noise performance.
    According to Andrew Hilbert, Senior Director of Marketing for
Vicor: "When compared to the bricks of distributed power or the non-isolated point-of-load converters powered by an intermediate bus, V-I Chips and FPA represent a revolutionary and disruptive power system solution that offers step-function improvements in performance at a low cost. Now, with Celestica as a licensee, OEMs will be able to source these products from two recognized leaders in the power conversion industry."
    "We are pleased that Celestica has become a licensee for V-I Chips," says Patrizio Vinciarelli, President and CEO of Vicor. "Celestica's reputation as a first-tier supplier of high-quality power conversion products, and its leadership in innovative electronics manufacturing services, qualifies it to become an excellent alternate source. We believe that this license will amplify the market opportunity and accelerate the market penetration of V-I Chips and Factorized Power."
    V-I Chips are currently available from Vicor and will soon be offered by Celestica. Datasheets are available at www.vicorpower.com.

    Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Vicor Corporation is headquartered in Andover, Massachusetts, USA.

    This press release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by our use of the words "may," "will," "would," "should," "plans," "expects," "anticipates," "believes," "is designed to," "continue," "estimate," "project," "intend," and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include our ability to develop and market new products and technologies cost-effectively and to decrease manufacturing costs, as well as those risks and uncertainties identified in the Company's Annual Report on Form 10-K. The risk factors contained in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in that Form 10-K should be read together with other reports and documents that the Company files with the SEC from time to time, which may supplement, modify, supersede or update those risk factors.

    CONTACT: Vicor Corporation
             Mark A. Glazer, 978-470-2900
             mglazer@vicr.com